EXHIBIT 5




                      [On Ward and Smith, P.A. letterhead]


                               May 4, 1999



The Board of Directors
ECB Bancorp, Inc.
P. O. Box 337
Engelhard, North Carolina 27824

      RE:   Our File 78-0376-0032

Gentlemen:

We have acted as counsel to ECB Bancorp, Inc. ("Bancorp") in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") which has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"). The Registration Statement has been filed for purposes of registering under the Act Bancorp's issuance and sale of up to 159,000 shares of its $3.50 par value common stock (the "Shares") in connection with stock options, awards and other rights ("Rights") granted pursuant to the terms of Bancorp's Omnibus Stock Ownership and Long Term Incentive Plan (the "Omnibus Plan") which is filed as an Exhibit to the Registration Statement.

In connection with rendering our opinion set forth in this letter, we have examined or relied upon copies of the following documents:

      1.  the Registration Statement;

      2. the Omnibus Plan, and the form of stock option and stock award agreements evidencing Rights granted thereunder;

      3. resolutions adopted by Bancorp's Board of Directors relating to the Omnibus Plan, Rights granted thereunder and the Registration Statement; and,

      4. such other records and certificates and instruments as we have deemed necessary for the purposes of the opinion expressed herein.


In delivering this letter, we have assumed (i) the authenticity of all documents submitted to us as originals and the conformity to the original or certified copies of all documents submitted to us as conformed or reproduction copies, and
(ii) that the copies of resolutions referenced above are accurate and complete and evidence all actions taken by Bancorp's Board of Directors pertaining to the Omnibus Plan, Rights granted thereunder and the Registration Statement.


Based upon and subject to the foregoing, as well as the qualifications set forth below, we are of the opinion as of this date that, (i) when the Registration Statement has become effective, and upon compliance with the pertinent provisions of the Act, and (ii) when the Shares have been properly issued in accordance with terms of the Omnibus Plan and Rights granted thereunder (including Bancorp's receipt of the specified consideration, if any, for such Shares and the satisfaction of all other conditions to such issuance), then the Shares will be legally issued, fully paid and nonassessible.

Our opinion set forth in this letter is expressly limited and qualified as follows:

      (1) Our opinion is limited to matters of North Carolina law and the federal laws of the United States of America.

      (2) Our opinion is limited to the matters expressly stated herein, and no opinion may be inferred or implied beyond the matters expressly stated.

      (3) Except as otherwise expressly specified herein, our opinion is limited to matters in existence as of the date hereof, and we undertake no responsibility to revise or supplement this letter or our opinion to reflect any change in the law or facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                        Yours truly,

                                                        /S/ Ward and Smith, P.A.

                                                        WARD AND SMITH, P.A.


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